Exhibit 21

Subsidiaries of Entegris, Inc.

Name of Subsidiary	Jurisdiction

Entegris Asia LLC	Delaware
Entegris Singapore Pte. Ltd.	Singapore
Entegris Pte. Ltd.	Singapore
Entegris Korea Ltd.	South Korea
Entegris Taiwan Technologies Co., Ltd.	Taiwan
Pureline Co., Ltd. (1)	South Korea
Entegris Pacific Ltd.	Delaware
Entegris (Shanghai) Microelectronics Trading Company Ltd.	Peoples Republic of China
Entegris International Holdings B.V.	The Netherlands
Entegris GmbH (2)	Germany
Entegris (UK) Ltd.	United Kingdom
Entegris Ireland Ltd.	Ireland
Entegris SAS	France
Entegris Israel Ltd.	Israel
Entegris Materials Integrity India Private Limited	India
Entegris Cleaning Process (ECP) SAS	France
Nihon Entegris K.K.	Japan
Entegris Malaysia Sdn. Bhd.	Malaysia
Entegris Precision Technology Corp. (3)	Taiwan
Entegris Logistics, Inc.	Delaware
Entegris Materials, Inc.	Delaware
Entegris Specialty Materials, LLC	Delaware
Poco Graphite, Inc.	Delaware
Poco Graphite International, Inc.	Delaware
Poco Graphite SARL (4)	France

(1)	Owned 62% by Entegris Asia LLC and 8% by Entegris Korea Ltd.
(2)	Owned 90% by Entegris International Holdings B.V. and 10% by registrant
(3)	Denotes a joint venture company of which registrant owns 50% of the voting equity
(4)	Owned 90% by Poco Graphite, Inc. and 10% by Poco Graphite International, Inc.

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